Nelnet Reports Fourth Quarter 2018 Results

LINCOLN, Neb., February 27, 2019 - Nelnet (NYSE: NNI) today reported GAAP net income of $21.6 million, or $0.53 per share, for the fourth quarter of 2018, compared with GAAP net income of $48.1 million, or $1.17 per share, for the same period a year ago.

The decrease in GAAP net income for the three months ended December 31, 2018, compared with the same period in 2017, was due primarily to losses recognized in 2018 from changes in the fair values of derivative instruments that do not qualify for hedge accounting. Net income, excluding derivative market value and foreign currency transaction adjustments, was $58.8 million, or $1.44 per share, for the fourth quarter of 2018, compared with $45.6 million, or $1.11 per share, for the same period in 2017. For additional information on these non-GAAP metrics, including reconciliations to GAAP net income, see "Non-GAAP Performance Measures" below.

During the fourth quarter of 2018, the company obtained clarity regarding certain tax positions, resulting in a decrease to income tax expense of $8.2 million, or $0.20 per share. The company expects its future effective tax rate will range between 23 and 24 percent.

"We are pleased with our financial performance for the fourth quarter and year," said Jeff Noordhoek, chief executive officer of Nelnet. “Throughout 2018, we invested significant capital into the long-term success of each of our businesses and increased our customer bases in each of the three core fee-based businesses. Importantly, we ended the year with strong momentum and many opportunities going into 2019."

Nelnet operates four primary business segments, earning interest income on loans in its Asset Generation and Management segment, and fee-based revenue in its Loan Servicing and Systems; Education Technology, Services, and Payment Processing; and Communications segments.

Asset Generation and Management

For the fourth quarter of 2018, Nelnet reported net interest income of $69.5 million, compared with $73.2 million for the same period a year ago. The company maintains an overall risk management strategy that incorporates the use of derivative instruments to reduce the economic effect of interest rate volatility. Derivative settlements for each applicable period should be evaluated with the company's net interest income. The company recognized income from derivative settlements of $19.1 million during the fourth quarter of 2018, compared with $3.0 million for the same period in 2017.

During 2018, the company purchased $3.9 billion of loans, including $692 million in the fourth quarter of 2018. With these acquisitions, the company's average balance of loans in the fourth quarter of 2018, $22.6 billion, remained relatively consistent with the average balance of loans in the fourth quarter of 2017 of $22.4 billion. Core loan spread increased to 1.39 percent for the quarter ended December 31, 2018, compared with 1.26 percent for the same period in 2017.

Loan Servicing and Systems

On February 7, 2018, the company acquired Great Lakes Educational Loan Services, Inc. (Great Lakes). The operating results of Great Lakes are included in the company's Loan Servicing and Systems segment from the date of acquisition.

Revenue from the Loan Servicing and Systems segment was $112.8 million for the fourth quarter of 2018, compared with $55.9 million for the same period in 2017.

As of December 31, 2018, the company (including Great Lakes) was servicing $464.6 billion in government-owned, Federal Family Education Loan (FFEL) Program, private education, and consumer loans, as compared with $211.4 billion of loans serviced by the company as of December 31, 2017.

Nelnet Servicing, LLC (Nelnet Servicing) and Great Lakes are two companies that have student loan servicing contracts awarded by the U.S. Department of Education's Office of Federal Student Aid (the Department) in June 2009 to provide servicing for loans owned by the Department. As of December 31, 2018, Nelnet Servicing was servicing $179.5 billion of student loans for 5.8 million borrowers under its contract, and Great Lakes was servicing $232.7 billion of student loans for 7.5 million borrowers under its contract. The servicing contracts with the Department are currently scheduled to expire on June 16, 2019.

The Department has a new federal student loan servicing contract procurement process in progress. Nelnet is part of teams that currently intend to respond to the three ongoing components of the procurement.

The company will incur additional costs in 2019 to integrate its two core processing systems for government-owned loans, be responsive to the Department's procurement, and develop new private education and consumer loan origination and servicing systems, a multi-year project.

Education Technology, Services, and Payment Processing

For the fourth quarter of 2018, revenue from the Education Technology, Services, and Payment Processing segment was $54.6 million, an increase of $11.3 million, or 26 percent, from the same period in 2017. Prior period revenues were restated, without any impact on prior period net income, in connection with the implementation of a new revenue recognition accounting standard effective January 1, 2018. The increase in revenue was primarily driven by growth in managed tuition payment plans, campus commerce customer transactions and payments volume, and an increase in the number of customers using the operating segment's education and technology services.

On October 16, 2018, the company terminated its investment in a proprietary payment processing platform due to price decreases and technology advancements made by incumbent processors. As a result of this decision, the company recorded a $7.8 million (pre-tax), or $5.9 million after tax ($0.15 per share), impairment charge for hardware and external software development costs. The decision will not impact the company's existing payment processing revenue or customers.

Additionally, on November 7, 2018, the company acquired 100 percent of the membership interests of Tuition Management Systems (TMS), a services company that offers tuition payment plans, billing services, payment technology solutions, and refund management to educational institutions. The TMS acquisition added 380 higher education institutions and 170 K-12 schools to the company's customer base, further enhancing the company's market share leading position with private faith-based K-12 schools and advancing to a market leading position in higher education.

Communications

Revenue from ALLO Communications was $13.3 million for the fourth quarter of 2018, compared with $8.1 million for the same period in 2017. The number of households served as of December 31, 2018, was 37,351, an increase of 16,923, or 83 percent, from the number of households served as of December 31, 2017.

For the fourth quarter of 2018, ALLO recognized a net loss of $5.9 million, compared with a net loss of $5.4 million for the same period in 2017. The company anticipates this operating segment will be dilutive to consolidated earnings as it continues to build its network in Lincoln, Nebraska and other communities, due to large upfront capital expenditures and associated depreciation and upfront customer acquisition costs. ALLO's management uses earnings (loss) before interest, income taxes, depreciation, and amortization (EBITDA) to eliminate certain non-cash and non-operating items in order to consistently measure performance from period to period. For the fourth quarter of 2018, ALLO had negative EBITDA of $0.9 million, compared with negative EBITDA of $2.8 million for the same period in 2017. For additional information on this non-GAAP metric, including a reconciliation to ALLO's GAAP net loss, see "Non-GAAP Performance Measures" below.

ALLO began providing services in Lincoln, Nebraska in September 2016, as part of a multi-year project to pass substantially all commercial and residential properties in the community. The company currently anticipates the Lincoln build-out will be substantially complete during the first quarter of 2019. In 2018, ALLO began to provide its services in Fort Morgan, Colorado, and Hastings, Nebraska, increasing households in current markets to 152,840, of which 122,396 are passed by ALLO's existing distribution system. ALLO plans to continue to increase market share and revenue in its existing markets and is currently evaluating opportunities to expand to other communities.

ALLO incurred capital expenditures of $87.5 million during the year ended December 31, 2018, including $20.7 million during the fourth quarter of 2018. The company currently anticipates total network expenditures of approximately $50 million for 2019; however, the amount of capital expenditures could change based on customer demand for ALLO's services.

Liquidity and Capital Activities

For the year ended December 31, 2018, the company generated $270.9 million in net cash from operating activities. In addition, as of December 31, 2018, the company had a total of $121.3 million in cash and cash equivalents and $53.0 million in available-for-sale investments, consisting primarily of student loan asset-backed securities. The company also has a $382.5 million unsecured line of credit. As of December 31, 2018, $310.0 million was outstanding on the line of credit and $72.5 million was available for future use.

During the fourth quarter of 2018, the company repurchased 549,056 shares of Class A common stock for $28.8 million, or $52.48 per share. In addition, the company paid cash dividends of $7.3 million, or $0.18 per share, during the fourth quarter of 2018.

The company intends to use its liquidity position to capitalize on market opportunities, including: FFEL Program, private education, and consumer loan acquisitions; strategic acquisitions and investments; expansion of ALLO's communications network; and capital management initiatives, including stock repurchases, debt repurchases, and dividend distributions. The timing and size of these opportunities will vary and will have a direct impact on the company's cash and investment balances.

Year-End Results

GAAP net income for the year ended December 31, 2018 was $227.9 million or $5.57 per share, compared with GAAP net income of $173.2 million, or $4.14 per share for 2017. Net income in 2018, excluding derivative market value and foreign currency adjustments, was $227.1 million, or $5.55 per share, compared with $185.1 million, or $4.43 per share for 2017. For additional information on these non-GAAP metrics, including reconciliations to GAAP net income, see "Non-GAAP Performance Measures" below.

Non-GAAP Performance Measures

The company prepares its financial statements and presents its financial results in accordance with U.S. GAAP. However, it also provides additional non-GAAP financial information related to specific items management believes to be important in the evaluation of its operating results and performance. A reconciliation of the company's GAAP net income to net income, excluding derivative market value and foreign currency transaction adjustments, and a discussion of why the company believes providing this additional information is useful to investors, is provided below.

	Three months ended December 31,		Year ended December 31,
	2018	2017	2018	2017
	(dollars in thousands, except share data)
GAAP net income attributable to Nelnet, Inc.	$21,626	48,100	227,913	173,166
Realized and unrealized derivative market value adjustments	48,895	(3,997)	(1,014)	(26,379)
Unrealized foreign currency transaction adjustments	—	(35)	—	45,600
Net tax effect	(11,735)	1,532	243	(7,304)
Net income attributable to Nelnet, Inc., excluding derivative market value and foreign currency transaction adjustments	$58,786	45,600	227,142	185,083

Earnings per share:
GAAP net income attributable to Nelnet, Inc.	$0.53	1.17	5.57	4.14
Realized and unrealized derivative market value adjustments	1.20	(0.10)	(0.02)	(0.63)
Unrealized foreign currency transaction adjustments	—	—	—	1.09
Net tax effect	(0.29)	0.04	—	(0.17)
Net income attributable to Nelnet, Inc., excluding derivative market value and foreign currency transaction adjustments	$1.44	1.11	5.55	4.43

"Derivative market value and foreign currency transaction adjustments" include (i) both the realized portion of gains and losses (corresponding to variation margin received or paid on derivative instruments that are settled daily at a central clearinghouse) and the unrealized portion of gains and losses that are caused by changes in fair values of derivatives that do not qualify for "hedge treatment" under GAAP; and (ii) the unrealized foreign currency transaction gains or losses caused by the re-measurement of the company's previously Euro-denominated bonds to U.S. dollars. In October 2017, the company remarketed its Euro-denominated bonds to denominate those bonds in U.S. dollars. "Derivative market value and foreign currency transaction adjustments" does not include "derivative settlements" that represent the cash paid or received during the current period to settle with derivative instrument counterparties the economic effect of the company's derivative instruments based on their contractual terms. The tax effects in the preceding table are calculated by multiplying the realized and unrealized derivative market value adjustments and unrealized foreign currency transaction adjustments by the applicable statutory income tax rate.

The company believes these point-in-time estimates of asset and liability values related to its derivative instruments and previously Euro-denominated bonds that are or were subject to interest and currency rate fluctuations are or were subject to volatility, primarily due to timing and market factors beyond the control of management, and affect the period-to-period comparability of the results of operations. Accordingly, the company’s management utilizes operating results excluding these items for comparability purposes when making decisions regarding the company’s performance and in presentations with credit rating agencies, lenders, and investors. Consequently, the company reports this non-GAAP information because the company believes that it provides additional information regarding operational and performance indicators that are closely assessed by management. There is no comprehensive, authoritative guidance for the presentation of such non-GAAP information, which is only meant to supplement GAAP results by providing additional information that management utilizes to assess performance.

A reconciliation of ALLO's GAAP net loss to earnings (loss) before net interest expense, income taxes, depreciation, and amortization (EBITDA), is provided below.

	Three months ended December 31,
	2018	2017
	(dollars in thousands)
Net loss	$(5,876)	(5,449)
Net interest (income) expense	(2)	2,058
Income tax benefit	(1,856)	(3,341)
Depreciation and amortization	6,792	3,955
Earnings (loss) before interest, income taxes, depreciation, and amortization (EBITDA)	$(942)	(2,777)

EBITDA is a supplemental non-GAAP performance measure that is frequently used in capital-intensive industries such as telecommunications. ALLO's management uses EBITDA to compare ALLO's performance to that of its competitors and to eliminate certain non-cash and non-operating items in order to consistently measure performance from period to period. EBITDA excludes interest and income taxes because these items are associated with a company's particular capitalization and tax structures. EBITDA also excludes depreciation and amortization expense because these non-cash expenses primarily reflect the impact of historical capital investments, as opposed to the cash impacts of capital expenditures made in recent periods, which may be evaluated through cash flow measures. The company reports EBITDA for ALLO because the company believes that it provides useful additional information for investors regarding a key metric used by management to assess ALLO's performance. There are limitations to using EBITDA as a performance measure, including the difficulty associated with comparing companies that use similar performance measures whose calculations may differ from ALLO's calculations. In addition, EBITDA should not be considered a substitute for other measures of financial performance, such as net income or any other performance measures derived in accordance with GAAP.

Forward-Looking and Cautionary Statements

This press release contains forward-looking statements within the meaning of federal securities laws. The words "anticipate," "continue," "expect," "future," "intend," "plan," "scheduled," "will," and similar expressions, as well as statements in future tense, are intended to identify forward-looking statements. These statements are based on management's current expectations as of the date of this release and are subject to known and unknown risks and uncertainties that may cause actual results or performance to differ materially from those expressed or implied by the forward-looking statements. Such risks include, but are not limited to: risks related to the company's loan portfolio, such as interest rate basis and repricing risk and changes in levels of student loan repayment or default rates; the use of derivatives to manage exposure to interest rate fluctuations; the uncertain nature of the expected benefits from the acquisition of Great Lakes on February 7, 2018, and the ability to successfully integrate technology, shared services, and other activities and successfully maintain and increase allocated volumes of student loans serviced under existing and any future servicing contracts with the Department; risks to the company related to the Department's initiatives to procure new contracts for federal student loan servicing, including the risk that company teams may not be successful in obtaining contracts; risks related to the development by the company and Great Lakes of a new student loan servicing platform, including risks as to whether the expected benefits from the new platform will be realized; the uncertain nature of expected benefits from FFEL Program, private education, and consumer loan purchases and initiatives to purchase additional FFEL Program, private education, and consumer loans; financing and liquidity risks, including risks of changes in the securitization and other financing markets for student loans; risks and uncertainties from changes in the educational credit and services marketplace resulting from changes in applicable laws, regulations, and government programs and budgets, such as the expected decline over time in FFEL Program loan interest income and fee-based revenues due to the discontinuation of FFEL Program loan originations in 2010 and the resulting initiatives by the company to adjust to a post-FFEL Program environment; risks and uncertainties related to the ability of ALLO to successfully expand its fiber network and market share in existing service areas and additional communities and manage related construction risks; risks and uncertainties related to initiatives to pursue additional strategic investments and acquisitions, including investments and acquisitions that are intended to diversify the company both within and outside of its historical core education-related businesses; cybersecurity risks, including potential disruptions to systems, disclosure of confidential information, and/or damage to reputation resulting from cyber-breaches; and changes in general economic and credit market conditions, including the availability of any relevant money-market index rate such as LIBOR or the relationship between the relevant money-market index rate and the rate at which the company's assets and liabilities are priced.

For more information, see the "Risk Factors" sections and other cautionary discussions of risks and uncertainties included in documents filed or furnished by the company with the Securities and Exchange Commission, including the cautionary information about forward-looking statements contained in the company's supplemental financial information for the fourth quarter ended December 31, 2018. All forward-looking statements in this release are as of the date of this release. Although the company may voluntarily update or revise its forward-looking statements from time to time to reflect actual results or changes in the company's expectations, the company disclaims any commitment to do so except as required by securities laws.

Consolidated Statements of Income
(Dollars in thousands, except share data)
(unaudited)

	Three months ended			Year ended
	December 31, 2018	September 30, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Interest income:
Loan interest	$244,252	232,320	193,556	897,666	757,731
Investment interest	8,019	7,628	3,080	26,600	12,695
Total interest income	252,271	239,948	196,636	924,266	770,426
Interest expense:
Interest on bonds and notes payable	182,732	180,175	123,401	669,906	465,188
Net interest income	69,539	59,773	73,235	254,360	305,238
Less provision for loan losses	5,000	10,500	3,750	23,000	14,450
Net interest income after provision for loan losses	64,539	49,273	69,485	231,360	290,788
Other income:
Loan servicing and systems revenue	112,761	112,579	55,921	440,027	223,000
Education technology, services, and payment processing revenue	54,589	58,409	43,326	221,962	193,188
Communications revenue	13,326	11,818	8,122	44,653	25,700
Other income	9,998	16,673	7,952	54,446	52,826
Gain (loss) from debt repurchases, net	—	—	(2,635)	359	2,902
Derivative market value and foreign currency transaction adjustments and derivative settlements, net	(29,843)	17,098	7,014	71,085	(18,554)
Total other income	160,831	216,577	119,700	832,532	479,062
Cost of services:
Cost to provide education technology, services, and payment processing services	15,479	19,087	11,223	59,566	48,678
Cost to provide communications services	5,033	4,310	3,160	16,926	9,950
Total cost of services	20,512	23,397	14,383	76,492	58,628
Operating expenses:
Salaries and benefits	114,247	114,172	81,201	436,179	301,885
Depreciation and amortization	23,953	22,992	11,854	86,896	39,541
Loan servicing fees to third parties	2,631	3,087	3,064	12,059	22,734
Other expenses	46,952	45,194	38,455	165,972	120,378
Total operating expenses	187,783	185,445	134,574	701,106	484,538
Income before income taxes	17,075	57,008	40,228	286,294	226,684
Income tax benefit (expense)	4,599	(13,882)	5,486	(58,770)	(64,863)
Net income	21,674	43,126	45,714	227,524	161,821
Net (income) loss attributable to noncontrolling interests	(48)	(199)	2,386	389	11,345
Net income attributable to Nelnet, Inc.	$21,626	42,927	48,100	227,913	173,166
Earnings per common share:
Net income attributable to Nelnet, Inc. shareholders - basic and diluted	$0.53	1.05	1.17	5.57	4.14
Weighted average common shares outstanding - basic and diluted	40,810,636	40,988,965	41,012,731	40,909,022	41,791,941

Condensed Consolidated Balance Sheets
(Dollars in thousands)
(unaudited)

	As of	As of	As of
	December 31, 2018	September 30, 2018	December 31, 2017
Assets:
Loans receivable, net	$22,377,142	22,528,362	21,814,507
Cash, cash equivalents, investments, and notes receivable	370,717	330,352	307,290
Restricted cash	1,071,044	911,929	875,314
Goodwill and intangible assets, net	271,202	249,462	177,186
Other assets	1,130,863	1,084,820	790,138
Total assets	$25,220,968	25,104,925	23,964,435
Liabilities:
Bonds and notes payable	$22,218,740	22,251,433	21,356,573
Other liabilities	687,449	526,364	442,475
Total liabilities	22,906,189	22,777,797	21,799,048
Equity:
Total Nelnet, Inc. shareholders' equity	2,304,464	2,316,864	2,149,529
Noncontrolling interests	10,315	10,264	15,858
Total equity	2,314,779	2,327,128	2,165,387
Total liabilities and equity	$25,220,968	25,104,925	23,964,435
Contacts:
Media, Ben Kiser, 402.458.3024, or Investors, Phil Morgan, 402.458.3038, both of Nelnet, Inc.